Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of our subsidiaries:

Name	State or Other Jurisdiction of Incorporation	Name Under Which Does Business
Allena Pharmaceuticals Ireland	Ireland	Same
Allena Pharmaceuticals Security Corp.	United States	Same